Exhibit 10.8

LEASE AMENDMENT NO. 8

This Lease Amendment No. 8 (the “Eighth Amendment”), dated for reference purposes only January 24, 2020, is entered into by and between Pac West Office Equities, LP, a California limited partnership (“Landlord”), and Arcadia Biosciences, Inc., a Delaware corporation (“Tenant”).  (Landlord and Tenant are collectively referred to herein as the “Parties”).

RECITALS

1.

Landlord and Tenant are parties to that that certain lease dated for reference purposes only March 17, 2003 (incorrectly identified as May 17, 2003 in the following amendments), as amended by those certain amendments dated for reference purposes only June 30, 2004, August 22, 2007, May 16, 2012, June 29, 2015, January 18, 2018, February 15, 2018 and May 22, 2018 (collectively, the “Lease”) with respect to the premises described therein as Suite 105 containing approximately 9,224 rentable square feet located on the 1st floor, and Suite 200, containing approximately 7,056 rentable square feet, together with the “IT Closet”, located on the 2nd floor, for an approximate combined rentable square feet of 16,280, which Suites are a portion of the “Building” containing approximately 105,307 rentable square feet, commonly known by the street address of 202 Cousteau Place, located in the City of Davis, County of Yolo, State of California, with zip code 95616 (the “Existing Premises”).

2.	The Parties now desire to amend the Lease to extend the Term of the Lease and to increase the size of the Existing Premises upon the terms and conditions set forth in this Eighth Amendment.

AGREEMENT

THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereby mutually agree as follows:

1.

Modification of Lease Term.  The Parties agree that the existing Term of the Lease shall be amended and extended to the date which is sixty (60) months following the Expansion Commencement Date (as that term is defined below).  The Expiration Date of the Lease (formerly July 31, 2023) shall now be the date that is sixty (60) months after the Expansion Commencement Date.

2.

Modification of the Premises.  The Parties agree that, effective Expansion Commencement Date, the Existing Premises shall be increased by Suite 220 containing approximately 5,200 square feet (the “Expansion Premises”), as shown on Exhibit A attached hereto and incorporated herein by reference.  Effective upon the Expansion Commencement Date, the Existing Premises and the Expansion Premises shall be collectively referred to as the “Premises”.

The “Expansion Commencement Date” shall be the later of (i) April 1, 2020 and (ii) the date on which the Landlord Work (as defined below) is substantially complete and delivery of possession of the Expansion Premises to Tenant by Landlord.  Promptly after the determination of the Expansion Commencement Date, Landlord and Tenant shall enter into a commencement letter agreement.

Following mutual execution of this Eighth Amendment, Landlord shall, at its sole cost, in accordance with Landlord’s building standards, cause to be performed certain improvement work in the Expansion Premises described as follows:  (i) removal of existing tile and installation of new carpet and tile, as mutually agreed upon by Landlord and Tenant; (ii) repainting of walls; (iii) replacement of ceiling tiles, as necessary; (iv) replacement of light fixtures, as necessary; and (v) installation of additional electrical outlets, as mutually agreed upon by Landlord and Tenant (collectively, the “Landlord Work”).

Subject to the occurrence of the following:  (i) mutual execution of this Eighth Amendment, and (ii) receipt by Landlord of the amount set forth in Paragraph 5 below, together with proof of insurance required pursuant to Paragraph 23 of the Lease, Landlord agrees to give Tenant (and its employees, agents and contractors) reasonable access to the Expansion Premises (the “Early Access”) during the fifteen (15) day period immediately prior to the Expansion Commencement Date (the “Early Access Period”), during the course of Landlord’s performance and completion of the Landlord Work, for the limited purpose of Tenant’s initial setup and fixturization of the Expansion Premises. Such Early Access shall be subject to the following conditions:

(a)  During the Early Access Period the terms of the Lease, as amended by this Eighth Amendment, shall be in effect (including but not limited to the Tenant’s indemnification and insurance obligations required by Paragraphs 22 and 23, respectively).  Such Early Access Period shall not affect nor advance the Expansion Commencement Date, as defined herein above, or the Expiration Date, as amended by Paragraph 1 above.

(b)  During any Early Access to the Expansion Premises, Tenant shall not unreasonably interfere with, hinder or delay Landlord’s contractor in the performance and completion of the Landlord Work.  Any such interference, hindrance or delay resulting from any Early Access shall be deemed a Tenant Delay.

(c)  Any Early Access shall be subject to reasonable prior written notice and scheduled in Landlord’s reasonable discretion.  Tenant shall coordinate any Early Access requests with Jon Salzberg, of Buzz Oates Management Services, Landlord’s representative.

(d)  Any Early Access shall be at Tenant’s sole risk and Tenant shall bear all risk of loss with regard to any personal property, equipment or other materials or improvements located by Tenant in the Expansion Premises.  Tenant acknowledges that Landlord, its contractor, subcontractors, and agents have no obligation to secure the Expansion Premises or safeguard Tenant’s personal property.

3.

Adjustment of Base Rent.  Effective upon mutual execution of this Eighth Amendment, commencing upon the Expansion Commencement Date, Base Rent shall be adjusted in accordance with the Rent Schedule set forth below:

			Existing Premises	Expansion Premises	Base Rent
Expansion Commencement Date	to	7/31/2020	$38,567.32	$13,000.00	$51,567.32
8/1/2020	to	Month 12	$39,724.24	$13,000.00	$52,724.24
Month 13	to	7/31/2021	$39,724.24	$13,390.00	$53,114.24
8/1/2021	to	Month 24	$40,916.07	$13,390.00	$54,306.07
Month 25	to	7/31/2022	$40,916.07	$13,791.70	$54,707.77
8/1/2022	to	Month 36	$42,143.55	$13,791.70	$55,935.25
Month 37	to	7/31/2023	$42,143.55	$14,205.45	$56,349.00
8/1/2023	to	Month 48	$43,407.86	$14,205.45	$57,613.31
Month 49	to	7/31/2024	$43,407.86	$14,631.61	$58,039.47
8/1/2024	to	Month 60	$44,710.09	$14,631.61	$59,341.70

Notwithstanding anything to the contrary herein or elsewhere within the Lease, all payments received by Landlord from Tenant shall be applied to the oldest payment obligation owed by Tenant to Landlord and no designation made by Tenant, either in a separate writing or on a check or money order, shall modify this provision or have any force or effect.  For the purpose of clarity and the avoidance of doubt, Tenant hereby acknowledges that the identification of Base Rent for the Existing Premises and the Expansion Premises, as set forth above, has no bearing on the amount of Base Rent due by Tenant for the Premises nor the manner in which Landlord shall apply payments received by Landlord from Tenant.

4.

Adjustment of Tenant’s Share.  Effective upon the Expansion Commencement Date, Tenant’s Share as set forth in Paragraph 2(d), as amended by Lease Amendment No. 2 and Lease Amendment No. 5, shall increase by 4.92% from 15.46% to 20.38%.

5.

Establishment & Adjustment of Base Year.  Effective upon the Expansion Commencement Date, the Base Year for the Existing Premises shall continue to be 2018 and the Base Year for the Expansion Premises shall be 2020.  Effective August 1, 2023, the Base Year for the Existing Premises shall be amended and restated to be 2023 and the Base Year for the Expansion Premise shall continue to be 2020.

6.

Modification of Project Operating Costs.  Effective upon the Expansion Commencement Date, the Parties hereby agree that the last sentence of Paragraph 6(b)(iii)(A) beginning with the words “If at any time during the Term,” shall be deleted in its entirety and the following shall be inserted in lieu thereof:

“If at any time during the Term, the assessed valuation of, or taxes on, the Project are not based on a completed Project having at least ninety-five percent (95%) of the Rental Area occupied, then the “taxes” component of the Project Operating Costs shall be adjusted by Landlord to reasonably approximate the taxes which would have been payable if the Project were completed and at least ninety-five percent (95%) occupied.”

Effective upon the Expansion Commencement Date, the Parties hereby agree that the last sentence of the first paragraph of Paragraph 6(b)(iii)(B) beginning with the words “If at any time during the Term,” shall be deleted in its entirety and the following shall be inserted in lieu thereof:

Page 2	Sep 19

“If at any time during the Term, less than ninety-five percent (95%) of the Rental Area of the Project is occupied, the “operating costs” component of the Project Operating Costs shall be adjusted by Landlord to reasonably approximate the operating costs which would have been payable if the Project had been at least ninety-five percent (95%) occupied.”

7.

Adjustment of Tenant’s Parking.  Effective upon the Expansion Commencement Date, the number of parking spaces Tenant shall be permitted to use pursuant to Paragraph 2(o), as amended by Lease Amendment No. 2 and Lease Amendment No. 5, shall be increased by twenty-one (21) parking spaces, from sixty-five (65) parking spaces to eighty-six (86) parking spaces (calculated based on four (4) parking spaces per 1,000 square feet within the Premises).

8.

Security Deposit.  Upon Tenant’s execution and delivery of this Eighth Amendment to Landlord, Tenant shall deposit with Landlord the amount of $14,631.61 (“Security Deposit”), in cash, as security for the performance of Tenant’s obligations under the Lease, as amended by this Eighth Amendment.

9.

Relocation of Premises.  The Parties agree that Paragraph 32 (Relocation of Premises) of the Lease is null and void and of no further force and effect as to any future right relocate the Premises to another part of the Building.

10.

Tenant Improvements; Tenant Allowance.  Tenant desires to make tenant improvements within the Existing Premises (“Tenant Improvements”).  Subject to the terms and conditions of this Eighth Amendment and the Work Letter, attached hereto as Exhibit B, Landlord agrees to reimburse Tenant for the TI Costs incurred by Tenant in connection with the Tenant Improvements in an amount not to exceed $65,120.00 (“Tenant Allowance”).  The “TI Costs” shall include all of the following costs:  space planning and studies; architectural and engineering fees; permits, approvals and other governmental fees; construction costs, taxes, and all other costs expended or to be expended in connection with the Tenant Improvements, as applicable.  Tenant may use up to $32,560.00 of the Tenant Allowance (“FF&E Maximum Amount”) for the installation of Tenant’s telecom/data, furniture, fixtures and equipment for the Premises (as that term is defined in Paragraph 2 above) and moving expenses incurred with respect to the Premises.  The FF&E Maximum Amount shall be disbursed to Tenant within ten (10) days after Landlord’s receipt of Tenant’s written request for the same, which request shall be accompanied by an itemization of the costs associated with any such installation of such telecom/data, furniture, fixtures and equipment for the Premises and moving expenses incurred with respect to the Premises, together with paid receipts showing that the requested sums were spent on same.

If Tenant fails to satisfy all of the conditions set forth in Paragraph 6 of the Work Letter attached hereto as Exhibit B and/or request reimbursement of the Tenant Allowance (or unpaid portion thereof) within twelve (12) months following the Expansion Commencement Date, then Tenant’s right to receive the same shall be deemed waived and null and void, and Landlord shall thereafter have no obligation to pay the Tenant Allowance (or unpaid portion thereof) to Tenant.

11.

Option to Extend Term.  Landlord grants to Tenant a total of one (1) option to extend the Lease Term (the “Extension Option”) on the terms and conditions set forth in this Paragraph.  The Extension Option shall be for a period of five (5) years (the “Option Term”).  If Tenant wishes to exercise the Extension Option, Tenant shall deliver written notice of such exercise to Landlord not less than nine (9) months, and not more than twelve (12) months, before the expiration of the then existing Lease Term.  Tenant may only exercise the Extension Option if, as of the date of delivery of the notice, Tenant is not in default under this Lease.  If Tenant properly exercises the Extension Option, and provided Tenant is not in default under the Lease at the end of the then existing Lease Term, then the Lease will be extended for the Option Term, and Base Rent during the Option Term, and escalations thereto, shall be based upon ninety-five percent (95%) of the then currently prevailing rent for comparable space of similar quality and location of the Premises determined as of the deadline for Tenant to exercise the Extension Option, with annual increases of three percent (3%); provided, however, that in no event shall Base Rent payable by Tenant during the Option Term be decreased below the amount of Base Rent due for the last month of the existing Lease Term.

12.

CASp Inspection Disclosure.  Landlord hereby advises Tenant that to Landlord’s actual knowledge the Premises has not undergone an inspection by a certified access specialist (CASp).  Except to the extent expressly set forth elsewhere in the Lease, Landlord shall have no liability or responsibility to make any repairs or modifications to the Premises or the Industrial Center in order to comply with accessibility standards.  The following disclosure is hereby made pursuant to applicable California law:

Page 3	Sep 19

“A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” [Cal. Civ. Code Section 1938(e)].

Any CASp inspection shall be conducted in compliance with reasonable rules in effect at the Building with regard to such inspections and shall be subject to Landlord’s prior written consent.

13.

Energy Disclosure.  Tenant agrees to cooperate with any energy consumption disclosure requirements imposed on Landlord and with the requirements under any existing or future energy conservation or sustainability programs applicable to the Building, including without limitation those of the U.S. Green Building Council’s LEED rating system, or which may be imposed on Landlord by law.  Tenant shall within five (5) days after receipt of Landlord’s written request therefor, provide any and all written consents to utility companies providing services to the Building required to authorize such utility companies to release energy usage data for Tenant’s Premises to or for the use of Landlord, or to such other sites or parties as required for Landlord’s compliance with the applicable program.

14.

Brokers.  Landlord and Tenant each represent to the other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Eighth Amendment, except for Buzz Oates Real Estate (Landlord’s Broker) and Corporate Advisory Group Inc., doing business as Cresa Sacramento (Tenant’s Broker) and that no other real estate broker or agent is entitled to a commission or finder's fee in connection with this Eighth Amendment.  Each party shall indemnify, protect, defend, and hold harmless the other party against all claims or liability for any commission, finder's fee, or equivalent compensation alleged to be owing on account of the indemnifying party's dealings with any real estate broker or agent other than Landlord’s Broker and Tenant’s Broker.  In connection with this Eighth Amendment, Landlord agrees to pay a commission to Landlord’s Broker and Tenant’s Broker pursuant to the terms of a separate agreement.  The terms of this Paragraph shall survive the expiration or earlier termination of the Lease.

15.

Lease Status.  Tenant warrants, represents and certifies to Landlord that, to the best of Tenant's actual knowledge, as of the date of this Eighth Amendment: (a) Landlord is not in default under the Lease; (b) Tenant has accepted possession and now occupies the Existing Premises and is currently open for business; (c) Tenant does not have any defenses or offsets to payment of rent and performance of its obligations under the Lease as and when same becomes due; (d) Tenant has not made any assignment, sublease, transfer, or conveyance of the Lease or any interest therein or in the Premises; (e) no actions, whether voluntary or otherwise, are pending against Tenant under the bankruptcy laws of the United States or any state thereof; and (f) except as set forth in Paragraph 7 of this Eighth Amendment, the Lease does not grant Tenant any right or option to extend the term of the Lease, to expand the Premises, or to terminate the Lease.

16.	Counterparts. This Eighth Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

17.	All other terms and conditions of the Lease shall remain the same in full force and effect.

Remainder of the Page Intentionally Left Blank ~

Signatures of the Parties Follow on the Next Page

Page 4	Sep 19

IN WITNESS WHEREOF, the Parties hereto have caused this Eighth Amendment to be executed as of the day and year written below.

LANDLORD:				TENANT:

Pac West Office Equities, LP, a California				Arcadia Biosciences, Inc., a Delaware corporation
limited partnership

By:	PW GP, LP, a California limited partnership,			By:	/s/ Matt Plavan
	General Partner			Name:	Matt Plavan
				Its:	President & CEO
	By:	PW Lead, LLC, a California limited liability
company, General Partner
By:
Name:
		By:		Its:
Daniel Corfee, Investment Committee
Chair
Dated: January ___, 2020

By:
Daniel Corfee, Investment Committee
Chair

Dated: January ___, 2020

Page 5	Sep 19

EXHIBIT A

EXISTING PREMISES/EXPANSION PREMISES

(Page 1 of 2)

Arcadia Biosciences, Inc. Existing Premises Suite 105 9,224 RSF

Page 6	Sep 19

EXHIBIT A

EXISTING PREMISES/EXPANSION PREMISES

(Page 2 of 2)

Arcadia Biosciences, Inc. Existing Premises Suite 200 7,056 RSF IT Closet Expansion Space Suite 220 5,200 RSF

Page 7	Sep 19

EXHIBIT B

WORK LETTER

Tenant may perform, or cause to be performed, the Tenant Improvements (as that term is defined in Paragraph 6 of the Eighth Amendment) as provided for in the Approved Plans (as defined in Paragraph 2 below), and in accordance with the terms and conditions set forth in this Exhibit.  The Tenant Improvements shall be at Tenant’s sole cost and expense, except for Landlord’s obligation to pay the Tenant Allowance (as defined in Paragraph 6 of the Eighth Amendment).

1.Pre-Construction Activities.  Prior to Tenant’s commencement of the Tenant Improvements, Tenant shall submit the following information and items to Landlord for Landlord’s review and approval:

(a)  The names and addresses of Tenant’s contractor(s).  Landlord may, at its election, designate a list of approved contractors for performance of those portions of work involving electrical, mechanical, plumbing, heating, air conditioning, life safety systems or the roof, from which Tenant must select its contractors for such designated portions of the Tenant Improvements.

(b)  Certificates of insurance as hereinafter described.  Tenant shall not permit Tenant’s contractors to commence work until the required insurance has been obtained and certified copies of policies or certificates have been delivered to Landlord.

(c)  The Plans (as hereinafter defined) for the Tenant Improvements, which Plans shall be subject to Landlord’s approval in accordance with Paragraph 2 below.

(d)  Copies of all necessary building permits.

Tenant will update such information and items by notice to Landlord of any changes.

2.Approval of Plans.  The term “Approved Plans” shall mean the Plans (as hereinafter defined), as and when approved in writing by Landlord.  The term “Plans” shall mean the full and detailed architectural and engineering plans and specifications covering the Tenant Improvements (including, without limitation, architectural, mechanical and electrical working drawings for the Tenant Improvements).  The Plans shall be subject to Landlord’s approval and the approval of all local governmental authorities requiring approval of the Tenant Improvements and/or the Approved Plans.  Landlord shall give its approval or disapproval (giving general reasons in case of disapproval) of the Plans within ten (10) business days after their delivery to Landlord.  Landlord agrees not to unreasonably withhold its approval of said Plans; provided, however, that Landlord shall not be deemed to have acted unreasonably if it withholds its approval of the Plans because, in Landlord’s reasonable opinion:  the Tenant Improvements as shown in the Plans:  (1) is likely to adversely affect Building systems, the structure of the Building or the safety of the Building and/or its occupants; (2) might impair Landlord’s ability to furnish services to Tenant or other tenants; (3) would increase the cost of operating the Building;  (4) would violate any governmental laws, rules or ordinances (or interpretations thereof);  (5) involves hazardous or toxic materials or substances which are not customarily used in the building trade; (6) would adversely affect the appearance of the Building or might  materially adversely affect another tenant’s premises; or (7) is prohibited by any mortgage or trust deed encumbering the Building.  The foregoing reasons, however, shall not be exclusive of the reasons for which Landlord may withhold consent.

3.Change Orders.  All material changes to the Approved Plans requested by Tenant must be approved by Landlord in advance of the implementation of such changes as part of the Tenant Improvements, which approval shall not be unreasonably conditioned or withheld and shall be delivered as soon as reasonably possible.

4.Standards of Design and Construction and Conditions of Tenant’s Performance.  All work done in or upon the Premises by Tenant shall be done according to the standards set forth in this Paragraph 4, except as the same may be modified in the Approved Plans approved by or on behalf of Landlord and Tenant.

(a)  Tenant’s Approved Plans and all design and construction of the Tenant Improvements shall comply with all applicable statutes, ordinances, regulations, laws, codes and industry standards, including, but not limited to, requirements of Landlord’s fire insurance underwriters.

(b)  Tenant shall, at its own cost and expense, obtain all required building permits and occupancy permits.

Page 8	Sep 19

(c)  Tenant’s contractors shall be reputable licensed contractors.  The Tenant Improvements shall be coordinated with any other construction or other work in the Building in order not to adversely affect construction work being performed by or for Landlord or its tenants.

(d)  Tenant shall use only new materials in the Tenant Improvements, except where explicitly shown in the Approved Plans.  All Tenant Improvements shall be done in a good and workmanlike manner.  Tenant shall obtain contractors’ warranties of at least one (1) year duration from the completion of the Tenant Improvements against defects in workmanship and materials on all work performed and equipment installed in the Premises as part of the Tenant Improvements.

(e)  Tenant and Tenant’s contractors shall not unreasonably interfere with any other tenants of the Building where the Premises are located.

(f)  Landlord shall have the right to order Tenant or any of Tenant’s Contractors who violate the requirements imposed on Tenant or Tenant’s contractors in performing work to cease work and remove its equipment and employees from the Building.  No such action by Landlord shall delay the commencement of the Lease or the obligation to pay Rent or any other obligations therein set forth.

(g)  Tenant shall permit access to the Premises, and the Tenant Improvements shall be subject to inspection, by Landlord and Landlord’s architects, engineers, contractors and other representatives, at all times during the period in which the Tenant Improvements is being constructed and installed and following completion of the Tenant Improvements.

(h)  Tenant shall proceed with its work expeditiously, continuously and efficiently.

(i)  Tenant shall furnish to Landlord “as-built” drawings of the Tenant Improvements within thirty (30) days after completion of the Tenant Improvements.

(j)  Tenant shall impose on and enforce all applicable terms of this Exhibit against Tenant’s contractors.

5.Insurance And Indemnification.  In addition to any insurance which may be required under the Lease, Tenant shall secure, pay for and maintain or cause Tenant’s contractors to secure, pay for and maintain during the continuance of the Tenant Improvements within the Building or Premises, insurance in the following minimum coverages and the following minimum limits of liability:

(a)  Worker’s Compensation and Employer’s Liability Insurance with limits of not less than $500,000.00, or such higher amounts as may be required from time to time by any Employee Benefit Acts or other statutes applicable where the work is to be performed, and in any event sufficient to protect Tenant’s contractors from liability under the aforementioned acts.

(b)  Comprehensive General Liability Insurance (including Contractors’ Protective Liability) in an amount not less than $1,000,000.00 per occurrence, whether involving bodily injury liability (or death resulting therefrom) or property damage liability or a combination thereof with a minimum aggregate limit of $2,000,000.00.   Such insurance shall provide for explosion and collapse, completed operations coverage and broad form blanket contractual liability coverage and shall insure Tenant’s contractors against any and all claims for bodily injury, including death resulting therefrom, and damage to the property of others and arising from its operations under the contracts whether such operations are performed by Tenant’s Contractors or by anyone directly or indirectly employed by any of them.

(c)  Comprehensive Automobile Liability Insurance, including the ownership, maintenance and operation of any automotive equipment, owned, hired, or non-owned in an amount not less than $500,000.00 for each person in one accident, and $1,000,000.00 for injuries sustained by two or more persons in any one accident and property damage liability in an amount not less than $1,000,000.00 for each accident.  Such insurance shall insure Tenant’s contractors against any and all claims for bodily injury, including death resulting therefrom, and damage to the property of others arising from its operations under the contracts, whether such operations are performed by Tenant’s contractors, or by anyone directly or indirectly employed by any of them.

(d)  “All-risk” builder’s risk insurance upon the entire Tenant Improvements to the full insurable value thereof.  This insurance shall include the interests of Landlord and Tenant (and their respective contractors and subcontractors of any tier to the extent of any insurable interest therein) in the Tenant Improvements and shall insure against the perils of fire and extended coverage and shall include “all-risk” builder’s risk insurance for physical loss or damage including, without duplication of coverage, theft vandalism and malicious mischief.  If portions of the Tenant Improvements are stored off the site of the Building or in transit to said site are not covered under said “all-risk” builder’s risk insurance, then Tenant shall effect and maintain similar property insurance on such portions of the Tenant Improvements.  Any loss insured under said “all-risk” builder’s risk insurance is to be adjusted with Landlord and Tenant.

Page 9	Sep 19

(e)  All policies (except the worker’s compensation policy) shall be endorsed to include as additional insured parties the parties listed on, or required by, the Lease and their respective beneficiaries, partners, directors, officers, employees and agents, and such additional persons as Landlord may designate.  The waiver of subrogation provisions contained in the Lease shall apply to all insurance policies (except the worker’s compensation policy) to be obtained by Tenant pursuant to this Paragraph.  The insurance policy endorsements shall also provide that all additional insured parties shall be given thirty (30) days’ prior written notice of any reduction, cancellation or non-renewal of coverage (except that ten (10) days’ notice shall be sufficient in the case of cancellation for non-payment of premium) and shall provide that the insurance coverage afforded to the additional insured parties thereunder shall be primary to any insurance carried independently by said additional insured parties.  Additionally, where applicable, each policy shall contain a cross-liability and severability of interest clause.

(f)  Without limitation of the indemnification provisions contained in the Lease, to the fullest extent permitted by law Tenant agrees to indemnify, protect, defend and hold harmless Landlord, the parties listed, or required by, the Lease to be named as additional insureds, and their respective beneficiaries, partners, directors, officers, employees and agents (“Landlord’s Parties”), from and against all claims, liabilities, losses, damages and expenses of whatever nature to the extent arising out of or in connection with the Tenant Improvements or the entry of Tenant or Tenant’s contractors into the Building and the Premises, including, without limitation, mechanic’s liens, the cost of any repairs to the Premises or Building necessitated by activities of Tenant or Tenant’s contractors, bodily injury to persons (including, to the maximum extent provided by law, claims arising under the California Structural Work Act) or damage to the property of Tenant, its employees, agents, invitees, licenses or others.  It is understood and agreed that the foregoing indemnity shall be in addition to the insurance requirements set forth above and shall not be in discharge of or in substitution for same or any other indemnity or insurance provision of the Lease.  The foregoing indemnity shall not apply to the extent such matter arises out of or results from the sole negligence or willful misconduct of Landlord or Landlord’s Parties or a breach of the Lease by Landlord.

6.Tenant Allowance.:  Landlord agrees to reimburse Tenant for the TI Costs incurred by Tenant in connection with the Tenant Improvements in an amount not to exceed the Tenant Allowance; provided, however, that Landlord shall retain 5% of the TI Costs for the Tenant Improvements for the cost of Landlord’s construction manager, who shall monitor Tenant’s and its contractors’ performance of the Tenant Improvements.  Tenant must, in order to receive the Tenant Allowance, meet all of the following criteria:

Upon completion of the Tenant Improvements, Tenant shall provide Landlord with the following:

-	Written proof (a fully signed “Building Final” from the appropriate governmental authority) the Tenant Improvements was completed to the satisfaction of the local building department,
-	The original temporary (if applicable) and final certificate of occupancy issued by the local building department,
-	The original as-built plans and specifications in electronic CAD format,
-	A letter from Tenant acknowledging Tenant's satisfaction with its contractor's Tenant Improvements,
-	A request for disbursement of the Tenant Allowance accompanied by paid receipts showing the requested sums were spent on the Tenant Improvements for the Premises.
-	A detailed breakdown of the cost of the Tenant Improvements (AIA Form G702 - Application and Certificate for Payment or similar)
-	Lien releases from Tenant’s contractor, subcontractors and suppliers showing that they have been paid in full.

Within ten (10) days of Tenant’s satisfaction of the foregoing conditions, Landlord shall pay the balance of the Tenant Allowance (after deduction of Landlord’s 5% construction management fee).

If Tenant fails to satisfy all of the foregoing conditions and/or request reimbursement of the Tenant Allowance (or unpaid portion thereof) within twelve (12) months following the Expansion Commencement Date, then Tenant’s right to receive the same shall be deemed waived and null and void, and Landlord shall thereafter have no obligation to pay the Tenant Allowance (or unpaid portion thereof) to Tenant.

Page 10	Sep 19

7.Mechanic’s Liens.  Tenant shall pay when due all claims for labor or materials furnished or alleged to have been furnished to or for Tenant at or for use on the Premises in connection with the Tenant Improvements, which claims are or may be secured by any mechanic's or materialmen's lien against the Premises or any interest therein.  Tenant shall give Landlord not less than ten (10) days' notice prior to the commencement of any work in, on, or about the Premises, and Landlord shall have the right to post notices of non-responsibility in or on the Premises as provided by law.  If Tenant shall, in good faith, contest the validity of any such lien, claim or demand, then Tenant shall, at its sole expense, defend and protect itself, Landlord and the Premises against the same and shall pay and satisfy any such adverse judgment that may be rendered thereon before the enforcement thereof against the Landlord or the Premises.  If Landlord shall require, Tenant shall furnish to Landlord a surety bond satisfactory to Landlord in an amount equal to one and one-half times the amount of such contested lien claim or demand, indemnifying Landlord against liability for the same, as required by law for the holding of the Premises free from the effect of such lien or claim.  In addition, Landlord may require Tenant to pay Landlord's attorneys' fees and costs in participating in such action if Landlord shall decide it is to its best interest to do so.

8.Subsequent Alterations.  Any subsequent alterations or improvements desired by Tenant after the completion of the Tenant Improvements shall be subject to the provisions of Paragraph 7.3 of the Lease.

Page 11	Sep 19